Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Third Quarter 2010 Financial Results

SAN DIEGO, November 5, 2010 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the third quarter ended September 30, 2010.

“Halozyme achieved further clinical advances during the third quarter as we began additional studies for our Ultrafast Insulin and PEGPH20 proprietary programs,” said Jonathan Lim, M.D., Halozyme’s president and CEO. “In addition, we are excited by the continuing progress of our partners as Baxter and Roche presented positive data at medical meetings from their clinical trials for subcutaneous immunoglobulin and Herceptin SC, products that utilize our core rHuPH20 enzyme technology.”

Third Quarter 2010 and Recent Business Highlights

•	Halozyme began patient dosing for two Phase 2 Ultrafast Insulin treatment studies that utilize rHuPH20 hyaluronidase enzyme (PH20) in combination with the two leading commercially available mealtime analogs: insulin aspart, the active ingredient in Novolog®, and insulin lispro, the active ingredient in Humalog®. Diabetes patients enrolled in these trials will receive an insulin analog alone and the Analog-PH20 treatment for 12 weeks each. These two studies, one in type 1 diabetes patients and the other in type 2 patients, will each enroll approximately 110 patients. The primary endpoint will be a comparison of glycemic control, as assessed by the change in A1C from baseline.

•	An equity financing raised net proceeds of $60 million through a public offering of 8.3 million newly issued shares of common stock. The offering closed on September 14, 2010.

•	Halozyme completed its root cause investigation regarding HYLENEX manufacturing and has identified a corrective action plan and regulatory strategy to reintroduce HYLENEX to the market. We have been in communication with the U.S. Food and Drug Administration (FDA), and have provided them materials relating to the root cause and remediation plans.

•	Recently, Halozyme redirected its resources to concentrate on advancing its core proprietary programs through key clinical inflection points in 2011 and 2012, and to support its strategic alliances with Roche and Baxter. Halozyme will continue full development of its Phase 2 Ultrafast Insulin, Phase 1 PEGPH20, and preclinical HTI-501 programs, and has decreased research relating to the discovery and preclinical assessment of new compounds. This strategy resulted in reduction in the workforce of approximately 25 percent.

•	Baxter presented two posters with interim data from its Phase 3 clinical trial of HyQ at the European Society for Immunodeficiencies meeting in Istanbul, Turkey on October 6-9, 2010. HyQ is an immunoglobulin therapy facilitated subcutaneously by Halozyme’s recombinant human hyaluronidase. Interim analyses showed that 28 out of 29 HyQ-treated study participants with primary immune deficiency were able to infuse immunoglobulin under the skin, using a single injection site, at infusion volumes, intervals and rates equivalent to their previous intravenous (IV) administration of immunoglobulin.

•	Roche presented a poster of its Phase 1 clinical trial for Herceptin SC (trastuzumab subcutaneous) at the European Society for Medical Oncology meeting in Milan on October 9. The results showed that the 8mg/kg dose of SC trastuzumab resulted in area under the curve results comparable to the approved 6 mg/kg IV dose. In addition, the SC formulation was well tolerated with fewer adverse events observed in the SC groups compared to IV controls.

Third Quarter 2010 Financial Results

The net loss for the third quarter of 2010 was $12.4 million, or $0.13 per share, compared with a net loss for the third quarter of 2009 of $13.9 million, or $0.16 per share.

•	Revenue for the third quarter of 2010 was $3.4 million, compared to $3.0 million for the third quarter of 2009. Revenues under collaborative agreements for the third quarter of 2010 were $3.3 million, compared to $2.6 million for the third quarter of 2009. Revenues under collaborative agreements in the third quarter 2010 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $695,000 and research and development reimbursements from Baxter and Roche of $2.5 million.

•	Research and development expenses for the third quarter of 2010 were $12.4 million, compared with $13.2 million for the third quarter of 2009, primarily due to a decrease in clinical trial expenses mainly related to the Ultrafast Insulin program.

•	Selling, general and administrative expenses for the third quarter of 2010 were $3.4 million, compared to $3.7 million for the third quarter of 2009, due to a decrease in market research expenses.

•	Cash and cash equivalents were $89.8 million as of September 30, 2010, compared with $67.5 million as of December 31, 2009 and $77.6 million as of September 30, 2009. Net cash burn for the third quarter of 2010, excluding the proceeds from the financing completed in September 2010, was approximately $11.4 million. Net cash burn for the first nine months of 2010, excluding the proceeds from the September 2010 financing, was approximately $37.6 million.

•	For 2010, management anticipates total operating expenses will be $3 to $5 million less than those reported for 2009, which were approximately $72 million. Excluding the proceeds from the financing, the company continues to expect a net cash burn of $40 to $45 million for the year 2010.

Upcoming Corporate Presentation

Halozyme representatives are scheduled to present at the following investor conference:

•	Lazard Capital Markets 7th Annual Healthcare Conference, November 17, 2010, 8:30 a.m. EST, New York City

To listen to the live webcast or a replay of the presentation, please visit the Investor Relations section of the company’s Web site at www.halozyme.com. The replay will be available for 90 days after the event.

Conference Call

Halozyme management will host a conference call and webcast on November 5, 2010 to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning shortly after the end of the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 359750. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, for up to 13 targets, and with Baxter BioScience to apply Enhanze technology to immunoglobulin. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$98,100	$411,109	$695,440	$669,267
Revenues under collaborative agreements	3,298,407	2,617,776	9,356,151	6,558,145

Total revenues	3,396,507	3,028,885	10,051,591	7,227,412

OPERATING EXPENSES:
Cost of product sales	7,214	102,638	96,413	151,939
Research and development	12,448,865	13,162,748	35,840,475	41,763,972
Selling, general and administrative	3,374,069	3,703,099	10,488,568	11,093,563

Total operating expenses	15,830,148	16,968,485	46,425,456	53,009,474

OPERATING LOSS	(12,433,641)	(13,939,600)	(36,373,865)	(45,782,062)
Interest and other income, net	24,065	29,318	25,889	86,391

NET LOSS	$(12,409,576)	$(13,910,282)	$(36,347,976)	$(45,695,671)

Basic and diluted net loss per share	$(0.13)	$(0.16)	$(0.39)	$(0.54)

Shares used in computing basic and diluted net loss per share	93,626,893	89,570,540	92,342,665	85,086,456

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,840,588	$67,464,506
Accounts receivable	2,622,076	4,243,909
Inventory	1,076,580	1,159,551
Prepaid expenses and other assets	4,891,556	1,573,777

Total current assets	98,430,800	74,441,743
Property and equipment, net	1,960,935	2,708,016

Total Assets	$100,391,735	$77,149,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,828,069	$2,820,491
Accrued expenses	5,052,723	6,083,854
Deferred revenue	4,900,502	5,492,604

Total current liabilities	11,781,294	14,396,949
Deferred revenue, net of current portion	53,024,341	54,989,588
Deferred rent, net of current portion	582,385	859,833
Stockholders’ equity:
Common stock	100,384	91,682
Additional paid-in capital	243,261,452	178,821,852
Accumulated deficit	(208,358,121)	(172,010,145)

Total stockholders’ equity	35,003,715	6,903,389

Total Liabilities and Stockholders’ Equity	$100,391,735	$77,149,759

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